Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-223190 on Form F-1 of our report dated March 7, 2018 relating to the consolidated financial statements of Sunlands Online Education Group, formerly known as Studyvip Online Education International Limited, its subsidiaries, its variable interest entity (“VIE”), and its VIE’s subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading of “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

March 7, 2018